Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-200540, 333-135239, and 333-133470) of SkyWest, Inc. of our report dated June 23, 2017, relating to the statements of assets available for benefits of the SkyWest, Inc. Employees’ Retirement Plan as of December 31, 2016 and 2015, the related statement of changes in assets available for benefits for the year ended December 31, 2016, and the related supplemental Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 11-K of the SkyWest, Inc. Employees’ Retirement Plan.

/s/ Tanner LLC

Salt Lake City, Utah

June 23, 2017